Exhibit 99.1

ATI CFO Pat DeCourcy Announces Intention to Retire in 2020

PITTSBURGH--(BUSINESS WIRE)--August 5, 2019--Allegheny Technologies Incorporated (NYSE: ATI) announced today that Patrick J. DeCourcy, who has served as the Company’s Senior Vice President, Finance and Chief Financial Officer since 2013, intends to retire after a successful ATI career. To ensure a smooth leadership transition, he will remain in his current role until his successor is appointed and will retire from ATI on March 31, 2020. ATI is engaged in a robust search process for its next CFO.

“Pat has been a steadfast and highly respected member of ATI’s senior leadership team, contributing significantly to the Company’s successful navigation of a transformational business period,” said Robert S. Wetherbee, ATI’s President and Chief Executive Officer. “On behalf of the entire team, I want to thank Pat for his leadership and service to ATI. I am confident that Pat’s many achievements as CFO, including development of a strong financial team and relentless focus on balance sheet improvements, will continue to provide a foundation for our strategic initiatives well into the future. We wish Pat all the best in his upcoming retirement.”

“It has been an honor and a privilege to serve as CFO for the past six years. I have enjoyed working with all of the dedicated ATI team members over my career and I wish the company continued success,” said DeCourcy.

Creating Value Thru Relentless Innovation™

ATI is a global manufacturer of technically advanced specialty materials and complex components. ATI revenue was $4.1 billion for the twelve-month period ended June 30, 2019. Our largest markets are aerospace & defense, particularly jet engines. We also have a strong presence in the oil & gas, energy, medical, automotive, and other industrial markets. ATI is a market leader in manufacturing differentiated specialty alloys and forgings that require our unique manufacturing and precision machining capabilities and our innovative new product development competence. We are a leader in producing powders for use in next-generation jet engine forgings and 3D-printed aerospace products. See more at our website ATImetals.com.

Contacts

Investor Contact:
Scott A. Minder
412-395-2720
scott.minder@atimetals.com

Media Contact:
Natalie Gillespie
412-394-2850
natalie.gillespie@atimetals.com